AMENDMENT TO RIGHTS AGREEMENT


AMENDMENT (the "Amendment"), dated as of June 19, 2000 to the Rights Agreement, dated as of October 6, 1989, as amended (the "Rights Agreement"), by and between JUSTIN INDUSTRIES, INC., a Texas corporation (the "Company"), and The Bank of New York, as Rights Agent (the "Rights Agent").
                                    RECITALS

          a. Team Bank, the predecessor rights agent, entered into the Rights Agreement as of October 6, 1989.
          b. The Company and the Rights Agent entered into Amendment Nos. 1 and 2 to the Rights Agreement as of October 4, 1990 and October 6, 1999, respectively.
c. Berkshire Hathaway Inc., a Delaware corporation ("Parent"), and the Company contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") with the intention that, among other things, J Acquisition Corp., a Texas corporation and wholly owned subsidiary of Parent ("Purchaser"), will (i) commence an offer to purchase for cash all of the shares of common stock, par value $2.50 per share of the Company ("Company Common Stock") together with the associated rights to purchase Company Common Stock issued pursuant to the Rights Agreement and (ii) thereafter merge with and into the Company. The Board of Directors of the Company has approved the Merger Agreement.
d. Parent, Purchaser and certain stockholders of the Company (collectively, the "Stockholder"), as provided for in the Merger Agreement, contemplate entering into one or more Stockholder Agreements (collectively, the "Stockholder Agreement") pursuant to which the Stockholder will, among other things, (i) grant Parent and Purchaser an option to purchase all shares of Company Common Stock owned by the Stockholder, (ii) grant Parent and Purchaser a proxy to vote the shares of Company Common Stock owned by Stockholder in favor of the transactions contemplated by the Merger Agreement and against certain other transactions, and (iii) agree to vote all shares of Company Common Stock owned by Stockholder in favor of the transactions contemplated by the Merger Agreement.
e. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.
f. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.
g. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
                                    AGREEMENT

Accordingly, the parties agree as follows:
i. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:
          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 19, 2000, by and among the Company, Berkshire Hathaway Inc. and J Acquisition Corp. as it may be amended from time to time.

          "Offer" shall have the meaning set forth in the Merger Agreement.

          "Parent" shall have the meaning set forth in the Merger Agreement.

          "Purchaser" shall have the meaning set forth in the Merger Agreement.

          "Transactions" shall have the meaning set forth in the Merger
     Agreement.

ii. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:
          "Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Parent, and their respective Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or the Stockholder Agreement, (ii) the announcement, commencement or consummation of the Offer or the Transactions, (iii) the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or (iv) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholder Agreement."

iii. Amendment of the definition of "Shares Acquisition Date". The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:
          "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stockholder Agreement,
     (ii) the announcement, commencement or consummation of the Offer or the Transactions, (iii) the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or (iv) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholder Agreement."

iv. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:
          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stockholder Agreement,
     (ii) the announcement, commencement or consummation of the Offer or the Transactions, (iii) the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or (iv) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholder Agreement."

v. Amendment of Expiration Date of Rights. Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:
          "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at may time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent in New York, New York, together with payment of the Purchase Price for each Common Share (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 6, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged (the "Exchange Date") as provided in Section 24 hereof, or (iv) the consummation of the Transactions.

vi. Amendment of Section 13. Section 13 of the Rights Agreement is amended by adding the following sentence at the end thereof:
          "Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall not apply to, and no actions, rights or other requirements of Section 13 shall be triggered by, (i) the execution of the Merger Agreement or the Stockholder Agreement, (ii) the announcement, commencement or consummation of the Offer or the Transactions, (iii) the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or (iv) the consummation of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement.

 vii. Amendment of Section 25. Section 25 of the Rights Agreement is amended by adding the following sentence at the end thereof:
          "Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any notice hereunder to any holder of a Right Certificate solely as a result of (i) the execution of the Merger Agreement or the Stockholder Agreement, (ii) the announcement, commencement or consummation of the Offer or the Transactions, (iii) the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or (iv) the consummation of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement."

viii. Amendment of Section 30. Section 30 of the Rights Agreement is amended and restated to read in its entirety as follows:
          "Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement, by virtue of the consummation of the Transactions, or by virtue of the execution of the Merger Agreement or the Stockholder Agreement, or by virtue of the announcement or commencement of the Offer, or by virtue of the exercise of any rights by Parent or Purchaser under the Stockholder Agreement, or by virtue of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares)."

ix. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
x. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment is intended to be for the benefit of, and shall be enforceable by, Parent and Purchaser and their successors and assigns. This Amendment may be amended in a manner adverse to the interests of Parent or Purchaser only by a written agreement executed by Parent and Purchaser and expressly referring to this Amendment. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                   JUSTIN INDUSTRIES, INC.



                                   By: /s/ Richard J. Savitz
                                     Richard J. Savitz, Senior Vice President
                                     and Chief Financial Officer



                                   THE BANK OF NEW YORK



                                   By: /s/ James N. Dimino
                                     James N. Dimino, Vice President